ROYAL ENERGY RESOURCES ANNOUNCES RECENT MATERIAL TRANSACTIONS

Charleston, South Carolina, August 5, 2015 /PRNewswire/ — Royal Energy Resources, Inc. (OTC Markets: ROYE) today announced recent material transactions since restructuring earlier this year.

On March 6, 2015, the Company underwent a change of control, whereby William Tuorto and his investment firm E-Starts Money Co. acquired an aggregate of 7,998,876 shares of Common Stock and 51,000 shares of Series A Preferred Stock. As a result, Mr. Tuorto became the beneficial owner of 92.3% of the outstanding Common Stock and 51% of the Preferred Stock. In connection with the transactions, Mr. Tuorto assumed control of the Board of Directors as its sole member and Chairman, and was appointed to fill all interim executive positions then vacated, as Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company. As a result, there is very limited stock available to the public, and the Company cautions existing and prospective shareholders and investors that its stock price may not reflect the Company’s true valuation at this time.

Subsequently, and in conjunction with a series of related-party transactions described below, Mr. Tuorto made the following executive appointments: Ronald Phillips, as President and interim Secretary; Douglas Holsted, as Chief Financial Officer; and Ian Ganzer, as Chief Operating Officer.

Since acquiring control of the Company and assembling an initial executive team, Mr. Tuorto has repositioned the Company to focus on the acquisition of natural resource assets, including coal, oil, gas and renewables, seeking to acquire high-quality assets at distressed pricing in today’s fragmented energy markets. The Company’s initial footprint is in the coal sector, entering into the following transactions:

On April 17, 2015, the Company completed the acquisition of all issued and outstanding membership units of Blaze Minerals, LLC, holder of approximately 40,976 net acres of coal and coal-bed methane (CBM), located across 22 counties in West Virginia. The Company acquired Blaze Minerals by the issuance of 2,803,621 shares of Common Stock, and was valued in Q3 at $7,009,053.

On May 14, 2015, the Company entered into an Option Agreement to acquire substantially all the assets of Wellston Coal, LLC. The Company paid a nominal sum for the option and has the right to complete the purchase through September 1, 2015, by the issuance of 500,000 shares of Common Stock. Wellston owns approximately 1,600 acres of surface and 2,200 acres of mineral rights in McDowell County, West Virginia. Wellston has approximately 3 million tons of mineable, high quality, mid-volatile metallurgical (Met) coal under permit, and access to an additional 3 million tons through permit extensions.

On May 29, 2015, the Company entered into an Option Agreement to acquire the membership units of Blaze Mining Company, LLC. The Company paid a nominal sum for the option and has the right to complete the purchase through September 1, 2015, by the issuance of 1,272,858 shares of Common Stock and $250,000.00 cash. Blaze Mining controls operations for and has the right to acquire 100% ownership of the Alpheus Coal Impoundment reclamation site in McDowell County, West Virginia. Alpheus has approximately 25 million tons of low-volatile Met fine and coarse coal. Alpheus has rail access, a permitted wash plant construction site, and an operating processing plant, which produces renewable energy in the form of coal pellets, for sale to utility customers using the onsite coal fines. Blaze Mining’s operations are located within seven (7) miles from Wellston.

On June 10, 2015, the Company completed the acquisition of Blue Grove Coal, LLC and entered into a Definitive Agreement to acquire G.S. Energy, LLC. GS Energy owns and leases approximately 6,000 acres of mineral rights in McDowell County, West Virginia. Based on a reserve report conducted in August of 2011, it is estimated that GS Energy holds 28.7 million tons of mid-volatile Met coal. Blue Grove is an affiliate company of GS Energy and is the operator of the mine. The Company acquired Blue Grove by the issuance of 350,000 shares of Common Stock with a market value of approximately $1,750,000 on the date of closing, based upon the market price of the Company’s Common Stock. The Company will acquire GS Energy, upon the completion of a financial audit, and by the issuance of 1,750,000 shares of Common Stock and $400,000 cash, with the exact purchase price to be determined based upon a market price of the Company’s Common Stock on the date of Closing. At the time of execution, the market value for the GS Energy acquisition was $9,150,000. GS Energy’s operations are located within thirty (30) miles of Wellston and Alpheus. The Company plans future integration of the operations in the form of blended coal sales, administrative efficiencies, and logistical cost-savings among the assets.

The GS Energy mine produces a low ash, clean Met coal that commands premium pricing and allows for profitable production in the currently depressed marketplace. Blue Grove is presently operating at the mine, fulfilling orders, and anticipates annual production of approximately 150,000 tons, with annual revenues in excess of $10,000,000.

The Company is currently evaluating a number of additional coal mining assets for acquisition, including expanding and balancing its portfolio in the thermal coal space.

The Company is committed to continue to report its progress as it business and operations develop, via additional press releases; by visiting the its website at www.royalenergy.us; and by searching “Royal Energy Resources” via Twitter, Facebook and Instagram social media. The above release should be read in conjunction with past submissions of the Company filed with the Securities and Exchange Commission, on Form 8-K or otherwise, and can be obtained online at www.sec.gov.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to matters such as prospects, anticipated operating and financial performance. Actual prospects and performance may differ from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company. These and other risks are described in the Company’s reports filed with the United States Securities and Exchange Commission. These forward-looking statements are made only as of the date of this communication and Royal Energy Resources, Inc. undertakes no obligation to update or revise these forward-looking statements.